Exhibit 99.1

Bristol-Myers Squibb Reports Second Quarter Financial Results

•	Increases Second Quarter Revenues 6% to $5.1 Billion

•	Posts Second Quarter GAAP EPS of $0.56 and Non-GAAP EPS of $0.74

•	Achieves Important Clinical and Regulatory Milestones in Immuno-Oncology

◦	Opdivo Approved in Europe for Advanced Form of Bladder Cancer and Squamous Cell Carcinoma of the Head and Neck

◦	Opdivo Application for Previously Treated Hepatocellular Carcinoma Granted Priority Review in the U.S.

◦	Yervoy Approved in the U.S. for Pediatric Patients with Metastatic Melanoma

◦	Opdivo Meets Primary Endpoint in CheckMate -238, demonstrating superior recurrence-free survival versus Yervoy in Resected High-Risk Melanoma

•	Announces Approvals of Daklinza and Sunvepra Regimen in China for Chronic Hepatitis C and Orencia in Europe and the U.S. for Psoriatic Arthritis

•	Updates 2017 GAAP and Non-GAAP EPS Guidance

(NEW YORK, July 27, 2017) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the second quarter of 2017 which were highlighted by strong sales for key products Opdivo and Eliquis and regulatory approvals for Opdivo, the Daklinza and Sunvepra regimen and Orencia.

“We had a strong quarter, particularly for Opdivo and Eliquis, and also advanced our portfolio with important clinical and regulatory milestones across multiple therapeutic areas,” said Giovanni Caforio, M.D., chairman and chief executive officer, Bristol-Myers Squibb. “Looking forward, I am excited by our opportunity to continue delivering across our portfolio, maintaining our focus on strong commercial performance and advancing our diversified pipeline.”

	Second Quarter
$ amounts in millions, except per share amounts
	2017	2016	Change
Total Revenues	$5,144	$4,871	6%
GAAP Diluted EPS	0.56	0.69	(19)%
Non-GAAP Diluted EPS	0.74	0.69	7%

SECOND QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted second quarter 2017 revenues of $5.1 billion, an increase of 6% compared to the same period a year ago. Revenues increased 7% when adjusted for foreign exchange impact.

•
U.S. revenues increased 7% to $2.9 billion in the quarter compared to the same period a year ago. International revenues increased 4%. When adjusted for foreign exchange impact, international revenues increased 7%.

•
Gross margin as a percentage of revenue decreased from 75.2% to 69.6% in the quarter primarily due to product mix and a $127 million impairment charge in connection with the expected sale of manufacturing operations in Swords, Ireland.

•	Marketing, selling and administrative expenses decreased 6% to $1.2 billion in the quarter.

•	Research and development expenses increased 31% to $1.7 billion in the quarter primarily due to license and asset acquisition charges of $393 million in the second quarter of 2017.

•	The effective tax rate was 28.8% in the quarter, compared to 26.4% in the second quarter last year.

•
The company reported net earnings attributable to Bristol-Myers Squibb of $916 million, or $0.56 per share, in the second quarter compared to net earnings of $1.2 billion, or $0.69 per share, for the same period in 2016.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $1.2 billion, or $0.74 per share, in the second quarter, compared to $1.2 billion, or $0.69 per share, for the same period in 2016. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $9.1 billion, with a net cash position of $868 million, as of June 30, 2017.

SECOND QUARTER PRODUCT AND PIPELINE UPDATE
Product Sales/Business Highlights
The increase in global revenues for the second quarter of 2017, compared to the second quarter of 2016, was driven by:

Product	Growth %
Eliquis	51%
Opdivo	42%
Yervoy	34%
Sprycel	12%
Orencia	10%

Opdivo
Regulatory

•
In July, the U.S. Food and Drug Administration (FDA) accepted the company’s supplemental Biologics License Applications to update Opdivo dosing to include 480 mg infused over 30 minutes every four weeks for all currently approved monotherapy indications. The applications are under review with an action date of March 5, 2018.

•
In June, the company announced the European Commission (EC) approved Opdivo for the treatment of locally advanced unresectable or metastatic urothelial carcinoma in adults after failure of prior platinum-containing therapy.

•
In May, the company announced the FDA accepted a supplemental Biologics License Application to extend the use of Opdivo to patients with hepatocellular carcinoma (HCC) after prior sorafenib therapy. The FDA granted the application priority review and previously granted Opdivo orphan-drug designation for the treatment of HCC. The FDA action date is September 24, 2017.

•	In April, the company announced the EC approval of Opdivo as monotherapy for the treatment of squamous cell cancer of the head and neck in adults progressing on or after platinum-based therapy.

Clinical

•
In July, the company announced interim analysis of results from a Phase 3 study evaluating Opdivo versus Yervoy in patients with stage IIIb/c or stage IV melanoma who are at high risk of recurrence following complete surgical resection. More detail from study results is included in the original press release for this and other data announced in the second quarter. (link)

•	In June, at the 14th International Conference on Malignant Lymphoma, the company announced data and analysis from studies evaluating Opdivo monotherapy and Opdivo combination therapy:

◦
CheckMate -205: Extended follow-up data from the Phase 2 study of Opdivo monotherapy in adult patients with relapsed or progressed classical Hodgkin lymphoma (cHL) after autologous stem cell transplant, irrespective of brentuximab vedotin therapy history. (link)

◦	Updated interim analysis from the ongoing Phase 1/2 clinical study evaluating Seattle Genetics’ ADCETRIS® (brentuximab vedotin) and Opdivo in relapsed or refractory cHL patients. (link)

•	In June, during ASCO in Chicago, the company announced results from five studies for Opdivo and the Opdivo + Yervoy regimen:

◦	CheckMate -204: First presentation of efficacy data from the Phase 2 study to evaluate the Opdivo + Yervoy regimen in patients with melanoma metastatic to the brain. (link)

◦
CheckMate -142: Interim data from the Phase 2 study evaluating Opdivo monotherapy or the Opdivo + Yervoy regimen in patients with DNA mismatch repair deficient or microsatellite instability-high metastatic colorectal cancer. (link)

◦
CheckMate -358: First disclosure of data from the Phase 1/2 study evaluating Opdivo in patients with advanced cervical, vaginal and vulvar cancers, all associated with infection by the human papillomavirus (HPV). (link)

◦
ECHO-204: Updated data from the Phase 1/2 study evaluating the safety and efficacy of Incyte Corporation’s investigational oral selective IDO1 enzyme inhibitor, epacadostat, in combination with Opdivo in multiple advanced solid tumors. (link)

◦
IFCT-1501 MAPS-2: The first report of data evaluating the safety and efficacy of Opdivo or the Opdivo + Yervoy regimen for previously treated unresectable malignant pleural mesothelioma patients. (link)

Yervoy
Regulatory

•	In July, the company announced the FDA approved an expanded indication for Yervoy to include the treatment of unresectable or metastatic melanoma in pediatric patients.

Clinical

•
In June, at ASCO, the company presented results of an interim descriptive analysis from an ongoing National Cancer Institute Phase 3 study evaluating Yervoy 3 mg/kg and Yervoy 10 mg/kg in patients with stage III or resectable stage IV melanoma who are at high risk of recurrence following complete surgical resection. (link)

Empliciti

•
In June, at the annual Congress of the European Hematology Association, the company presented four-year follow-up data from the Phase 3 ELOQUENT-2 study evaluating Empliciti plus lenalidomide/dexamethasone versus lenalidomide/dexamethasone alone in patients with relapsed/refractory multiple myeloma. (link)

Sprycel
Regulatory

•
In July, the company announced the FDA accepted its supplemental New Drug Application to include an indication for Sprycel to treat children with Philadelphia chromosome-positive chronic phase (CP) chronic myeloid leukemia (CML), as well as a powder for oral suspension (PFOS) formulation of Sprycel. The application is under priority review with an action date of November 9, 2017.

•
In May, the company announced the European Medicines Agency (EMA) validated its grouped Type II variation/Extension of Application for Sprycel to treat children and adolescents aged one year to 18 years with CP-CML and to include the PFOS. Validation of the application confirms the submission is complete and begins the EMA’s centralized review process.

Clinical

•	In June, at ASCO, the company presented data from the Phase 2 CA180-226 study evaluating Sprycel in imatinib-resistant or -intolerant and newly diagnosed pediatric patients with
CP-CML. (link)

Orencia
Regulatory

•
In July, the EC approved Orencia for the treatment of active Psoriatic Arthritis (PsA) in adult patients for whom the response to previous disease-modifying antirheumatic drug therapy, including methotrexate, has been inadequate, and additional systemic therapy for psoriatic skin lesions is not required.

•	In July, the company announced the FDA approved Orencia in intravenous and subcutaneous injection formulation for the treatment of adults with active PsA.

•
In June, the company announced the availability of a new FDA-approved subcutaneous Orencia administration option for use in patients two years of age and older with moderately to severely active polyarticular Juvenile Idiopathic Arthritis, providing the option of Orencia treatment that can be administered at home.

Clinical

•
In June, at the Annual European Congress of Rheumatology (EULAR 2017), the company presented 23 abstracts related to Orencia, including new data on the role of biomarkers and magnetic resonance imaging in rheumatoid arthritis patient identification and treatment. (link)

Daklinza

•
In April, the company announced the China Food and Drug Administration approved a direct-acting antiviral regimen comprised of Daklinza and Sunvepra, for the treatment of treatment-naive or -experienced patients, with or without compensated cirrhosis, infected with genotype 1b chronic hepatitis C virus (HCV). Daklinza was also approved in China for use in combination with other agents, including sofosbuvir, for adult patients with HCV genotypes 1-6.

Investigational Compound Highlights
Oncology

•	In June, during ASCO in Chicago, the company announced results from a study for the company’s anti-lymphocyte activation gene-3 (LAG-3) monoclonal antibody (BMS-986016):

◦
CA224-020: Proof-of-Concept data from the Phase 1/2a study combining BMS-986016 with Opdivo in heavily pretreated advanced melanoma patients who were relapsed or refractory on anti-PD-1/PD-L1 therapy. (link)

SECOND QUARTER BUSINESS DEVELOPMENT UPDATE

•
In June, the company and SK Biotek Co., Ltd announced the signing of a definitive purchase agreement to sell Bristol-Myers Squibb’s manufacturing operations in Swords, Ireland, to SK Biotek, a wholly-owned subsidiary of SK Holdings, based in Seoul, South Korea. The companies intend to complete the deal by the fourth quarter of 2017.

•
In June, the company and Novartis announced a clinical research collaboration to investigate the safety, tolerability and efficacy of Opdivo and the Opdivo + Yervoy regimen in combination with Novartis’ Mekinist®, as a potential treatment option for metastatic colorectal cancer in patients with microsatellite stable tumors where the tumors are proficient in mismatch repair.

•
In June, the company and QIAGEN announced an agreement to explore the use of next-generation sequencing technology to develop gene expression profiles as predictive or prognostic tools for use with Bristol-Myers Squibb novel immuno-oncology therapies in cancer treatment.

•
In June, the company and Seattle Genetics, Inc. announced an expanded clinical collaboration agreement for a Phase 3 study to evaluate the combination of Opdivo and Seattle Genetics’ antibody-drug conjugate ADCETRIS® versus ADCETRIS® alone as a potential treatment option for patients with relapsed/refractory or transplant-ineligible advanced cHL.

•
In May, the company and Array BioPharma announced a clinical research collaboration to investigate the safety, tolerability and efficacy of Array’s investigational MEK inhibitor, binimetinib, in combination with Opdivo and the Opdivo + Yervoy regimen as a potential treatment for metastatic colorectal cancer in patients with microsatellite stable tumors.

•
In May, the company and Advaxis, Inc. announced a clinical development collaboration to evaluate Opdivo and Advaxis’ ADXS-DUAL, an investigational immunotherapy targeting HPV-associated cancers, as a potential combination treatment option for women with metastatic cervical cancer.

•
In May, the company and Calithera Biosciences, Inc. announced an expansion of their existing collaboration to evaluate Opdivo in combination with Calithera’s CB-839, an investigational orally administered glutaminase inhibitor, in patients with non-small cell lung cancer and melanoma.

ADCETRIS® is a trademark of Seattle Genetics, Inc.
Mekinist® is a trademark of Novartis.

2017 FINANCIAL GUIDANCE

Bristol-Myers Squibb is updating its 2017 GAAP EPS guidance range from $2.72 - $2.87 to $2.66 - $2.76 and raising the lower end of its non-GAAP EPS guidance range from $2.85 - $3.00 to $2.90 - $3.00. Both GAAP and non-GAAP guidance assume current exchange rates. Key revised 2017 GAAP and non-GAAP line-item guidance assumptions are:

•	An effective tax rate of approximately 23% for GAAP with non-GAAP remaining at approximately 21%.

The financial guidance excludes the impact of any potential future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. The non-GAAP guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling GAAP amounts to non-GAAP amounts, with non-GAAP reflecting specified items are provided in supplemental materials attached to this press release and available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related EPS information, that are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods including restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges in connection with the acquisition or licensing of third party intellectual property rights, divestiture gains or losses, upfront payments from out-licensed assets, pension charges, legal and other contractual settlements and debt redemption gains or losses, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Non-GAAP information is intended to portray the results of our baseline performance, supplement or enhance management, analysts and investors overall understanding of our underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information is an indication of our baseline performance before items that are considered by us to not be reflective of our ongoing results. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations.

There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.

There will be a conference call on July 27, 2017 at 10:30 a.m. EDT during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by calling the U.S. toll free 888-394-8218 or international 323-701-0225, confirmation code: 1575949. Materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 1:30 p.m. EDT on July 27, 2017 through 1:30 p.m. EDT on August 10, 2017. The replay will also be available through http://investor.bms.com or by calling the U.S. toll free 888-203-1112 or international 719-457-0820, confirmation code: 1575949.

For more information, contact: Communications: Ken Dominski, 609-252-5251, ken.dominski@bms.com or Lisa McCormick Lavery, 609-252-7602, lisa.mccormicklavery@bms.com; Investor Relations: John Elicker, 609-252-4611, john.elicker@bms.com, Tim Power, 609-252-7509, timothy.power@bms.com or Bill Szablewski, 609-252-5894, william.szablewski@bms.com.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE THREE MONTHS ENDED JUNE 30, 2017 AND 2016
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2017	2016	% Change	2017	2016	% Change
Three Months Ended June 30,
Prioritized Brands
Opdivo	$1,195	$840	42%	$768	$643	19%
Eliquis	1,176	777	51%	703	444	58%
Orencia	650	593	10%	449	401	12%
Sprycel	506	451	12%	281	233	21%
Yervoy	322	241	34%	245	179	37%
Empliciti	55	34	62%	37	33	12%

Established Brands
Hepatitis C Franchise	112	546	(79)%	30	294	(90)%
Baraclude	273	299	(9)%	12	15	(20)%
Sustiva Franchise	188	271	(31)%	161	227	(29)%
Reyataz Franchise	188	247	(24)%	87	122	(29)%
Other Brands	479	572	(16)%	92	97	(5)%

Total	$5,144	$4,871	6%	$2,865	$2,688	7%

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2017	2016	% Change	2017	2016	% Change
Six Months Ended June 30,
Prioritized Brands
Opdivo	$2,322	$1,544	50%	$1,529	$1,237	24%
Eliquis	2,277	1,511	51%	1,402	912	54%
Orencia	1,185	1,068	11%	811	722	12%
Sprycel	969	858	13%	528	443	19%
Yervoy	652	504	29%	488	378	29%
Empliciti	108	62	74%	73	61	20%

Established Brands
Hepatitis C Franchise	274	973	(72)%	72	553	(87)%
Baraclude	555	590	(6)%	26	32	(19)%
Sustiva Franchise	372	544	(32)%	314	455	(31)%
Reyataz Franchise	381	468	(19)%	175	242	(28)%
Other Brands	978	1,140	(14)%	185	190	(3)%

Total	$10,073	$9,262	9%	$5,603	$5,225	7%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net product sales	$4,770	$4,432	$9,350	$8,396
Alliance and other revenues	374	439	723	866
Total Revenues	5,144	4,871	10,073	9,262

Cost of products sold	1,562	1,206	2,821	2,258
Marketing, selling and administrative	1,167	1,238	2,241	2,306
Research and development	1,659	1,266	2,947	2,402
Other (income)/expense	(539)	(454)	(1,186)	(974)
Total Expenses	3,849	3,256	6,823	5,992

Earnings Before Income Taxes	1,295	1,615	3,250	3,270
Provision for Income Taxes	373	427	802	876

Net Earnings	922	1,188	2,448	2,394
Net Earnings/(Loss) Attributable to Noncontrolling Interest	6	22	(42)	33
Net Earnings Attributable to BMS	$916	$1,166	$2,490	$2,361

Average Common Shares Outstanding:
Basic	1,644	1,670	1,653	1,670
Diluted	1,650	1,679	1,660	1,679

Earnings per Common Share
Basic	$0.56	$0.70	$1.51	$1.41
Diluted	$0.56	$0.69	$1.50	$1.41

Other (Income)/Expense
Interest expense	$52	$42	$97	$85
Investment income	(34)	(25)	(67)	(49)
Provision for restructuring	15	18	179	22
Litigation and other settlements	(5)	6	(489)	49
Equity in net income of affiliates	(20)	(20)	(38)	(46)
Divestiture gains	—	(283)	(127)	(553)
Royalties and licensing income	(685)	(167)	(884)	(421)
Transition and other service fees	(13)	(74)	(20)	(127)
Pension charges	36	25	69	47
Intangible asset impairments	—	—	—	15
Equity investment impairment	—	45	—	45
Loss on debt redemption	109	—	109	—
Other	6	(21)	(15)	(41)
Other (income)/expense	$(539)	$(454)	$(1,186)	$(974)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(Unaudited, dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Impairment charges	$127	$—	$127	$—
Accelerated depreciation and other shutdown costs	3	4	3	8
Cost of products sold	130	4	130	8

License and asset acquisition charges	393	139	443	264
IPRD impairments	—	—	75	—
Accelerated depreciation and other	96	13	168	26
Research and development	489	152	686	290

Provision for restructuring	15	18	179	22
Divestiture gains	—	(277)	(100)	(546)
Pension charges	36	25	69	47
Litigation and other settlements	—	—	(481)	43
Intangible asset impairments	—	—	—	15
Loss on debt redemption	109	—	109	—
Royalties and licensing income	(497)	—	(497)	—
Other (income)/expense	(337)	(234)	(721)	(419)

Increase/(decrease) to pretax income	282	(78)	95	(121)

Income taxes on specified items	20	76	92	159

Increase/(decrease) to net earnings	302	(2)	187	38

Noncontrolling interest	—	—	(59)	—

Increase/(decrease) to net earnings used for diluted Non-GAAP EPS calculation	$302	$(2)	$128	$38

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(Unaudited, dollars in millions)

	Three Months Ended June 30, 2017			Six Months Ended June 30, 2017
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,582	$130	$3,712	$7,252	$130	$7,382
Research and development	1,659	(489)	1,170	2,947	(686)	2,261
Other (income)/expense	(539)	337	(202)	(1,186)	721	(465)
Earnings Before Income Taxes	1,295	282	1,577	3,250	95	3,345
Provision for Income Taxes	373	20	353	802	92	710
Noncontrolling interest	6	—	6	(42)	(59)	17

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$916	$302	$1,218	$2,490	$128	$2,618

Average Common Shares Outstanding - Diluted	1,650	1,650	1,650	1,660	1,660	1,660
Diluted Earnings Per Share	$0.56	$0.18	$0.74	$1.50	$0.08	$1.58

Effective Tax Rate	28.8%	(6.4)%	22.4%	24.7%	(3.5)%	21.2%

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,665	$4	$3,669	$7,004	$8	$7,012
Research and development	1,266	(152)	1,114	2,402	(290)	2,112
Other (income)/expense	(454)	234	(220)	(974)	419	(555)
Earnings Before Income Taxes	1,615	(78)	1,537	3,270	(121)	3,149
Provision for Income Taxes	427	76	351	876	159	717
Noncontrolling interest	22	—	22	33	—	33

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,166	$(2)	$1,164	$2,361	$38	$2,399

Average Common Shares Outstanding - Diluted	1,679	1,679	1,679	1,679	1,679	1,679
Diluted Earnings Per Share	$0.69	$—	$0.69	$1.41	$0.02	$1.43

Effective Tax Rate	26.4%	(3.6)%	22.8%	26.8%	(4.0)%	22.8%

(a)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF JUNE 30, 2017 AND MARCH 31, 2017
(Unaudited, dollars in millions)

	June 30, 2017	March 31, 2017
Cash and cash equivalents	$3,470	$3,910
Marketable securities - current	3,035	2,199
Marketable securities - non-current	2,580	2,685
Cash, cash equivalents and marketable securities	9,085	8,794
Short-term debt obligations	(1,306)	(1,197)
Long-term debt	(6,911)	(7,237)
Net cash position	$868	$360